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                                                                   EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

Name                       State of Incorporation     Business Name
----                       ----------------------     -------------
W.W. Clyde & Co.                    Utah              W.W. Clyde & Co.
Geneva Rock Products, Inc.          Utah              Geneva Rock Products, Inc.
Utah Service, Inc.                  Utah              Utah Service, Inc.
Beehive Insurance Agency, Inc.      Utah              Beehive Insurance Agency, Inc.

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